Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

October 16, 2024

Spectral AI, Inc.

2515 McKinney Avenue, Suite 1000

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as legal counsel to Spectral AI, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a shelf-registration statement on Form S-3 (the “Registration Statement”), including a base prospectus included in such Registration Statement (the “Base Prospectus”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of up to $50,000,000 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”). The Registration Statement relates to the registration of the Common Stock to be offered and sold by the Company from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (i) the Base Prospectus; (ii) the Registration Statement; (iii) the certificate of incorporation and bylaws of the Company, each as amended through the date hereof (the “Amended and Restated Certificate of Incorporation” and the “Amended and Restated Bylaws”, respectfully, and together, the “Organizational Documents”), and (iv) certain resolutions of the board of directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials. We have not independently established the validity of the foregoing assumptions. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible. It is understood that this opinion is to be used only in connection with the offer and sale of Common Stock while the Registration Statement is effective under the Securities Act.

For purposes of the opinions set forth below, we have also assumed that:

i.	the Registration Statement and any amendment thereto (including post effective amendments) will have become effective under the Securities Act and will comply with all applicable laws at the time the shares of Common Stock are offered or issued as contemplated by the Registration Statement;

ii.	if applicable, a prospectus supplement or term sheet (“Prospectus Supplement”) will have been prepared and filed with the Commission describing the Common Stock offered thereby and will comply with all applicable laws;

iii.	all Common Stock will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and, if applicable, the appropriate Prospectus Supplement;

iv.	a definitive purchase, underwriting or similar agreement with respect to any Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto (each, a “Purchase Agreement”);

v.	all Common Stock, and any certificates in respect thereof, will be delivered in accordance with the provisions of the applicable Purchase Agreement approved by the Board upon payment of consideration therefor provided for therein;

vi.	any certificates representing such shares will have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of the Company, in each case in accordance with the provisions of the Organizational Documents of the Company; there will be sufficient shares of Common Stock authorized under such Organizational Documents and not otherwise issued or reserved for issuance; and the purchase price therefor payable to the Company will not be less than the par value of such shares;

vii.	the Company will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Common Stock being offered and to execute and deliver each of the Purchase Agreements or similar agreements, as applicable; and

viii.	the Common Stock offered, as well as the terms of each of the Purchase Agreements or similar agreements with respect to any Common Stock offered, as they will be executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

Based upon the foregoing, we are of the opinion that, when (i) the shares of Common Stock to be offered and sold by the Company have been duly authorized by appropriate corporate or organizational action of the Company, and (ii) such shares of Common Stock have been issued, sold and delivered against payment therefor (which shall be in an amount at least equal to the par value of the shares being issued and sold) in accordance with such authorization, the applicable Purchase Agreement and applicable law, such shares of Common Stock will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) other commonly recognized statutory and judicial constraints as to enforceability, including statutes of limitations, and (iv) public policy considerations which may limit the rights of parties to obtain certain remedies.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware. We express no opinion as to any other laws, statutes, regulations or ordinances, including federal and state securities (or “blue sky”) laws.

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change our opinion set forth herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Registration Statement to be filed by the Company with the Commission on the date hereof and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP